Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Reports Strong 2nd Quarter

Sales and Operating Profit Reach Record Highs

EPS up 13% to $.62 vs. $.55

New York, New York, July 22, 2003 … Colgate-Palmolive Company (NYSE:CL) achieved all-time records in sales, operating profit, operating profit margin, net profit margin, net income and earnings per share in the second quarter 2003. Worldwide sales rose 7.0% during the quarter and global unit volume grew 4.5% with every operating division participating in the volume gains. Operating profit reached an all-time high in the second quarter, up 8% over a very strong performance in the year ago period, reaching a record 22.7% to sales. Gross profit margin increased 80 basis points to 55.0%. Net income rose 10% to a record $359.8 million and earnings per share rose 13% to $.62 vs. $.55 in the year ago quarter. This is Colgate’s 29th consecutive quarter of increased net income and increased earnings per share.

Reuben Mark, Colgate’s Chairman and CEO said, “It’s great that the combination of strong top-line growth and excellent gross margin improvement during the quarter funded a very substantial increase in advertising worldwide while still generating double-digit earnings per share growth.

“We are especially pleased with the continuing high quality of these earnings as reflected throughout the P&L, balance sheet and cash flow statement.

“Colgate’s already strong balance sheet continues to strengthen. Net cash provided by operations was up 13% to $730.3 million in the first half. After-tax return on capital reached 35.9% for the first half, a 380 basis point increase over the prior year and another all-time record. Worldwide working capital was again reduced versus year ago and free cash flow before dividends increased 15% to $609.1 million. Our consistently strong free cash flow enabled us to increase the dividend rate by 33%, effective in the second quarter, while simultaneously reducing debt levels.

“The Company’s strong profitability, widespread unit volume gains and very full new product pipeline indicates to me that 2003 should be our eighth consecutive year of double-digit earnings per share growth.”

At 11:00 a.m. eastern time today, Colgate will host a conference call to further elaborate on second quarter results and to discuss the Company’s ongoing expectations. To access this call as a webcast, please go to Colgate’s website on the internet at www.colgate.com.

The following are comments about divisional performance:

North America (24% of Company Sales)

Positive growth momentum continued in North America fueled by new product sales and market share gains. North American unit volume increased 7.5% in the second quarter, with the U.S. up 9.0%. Sales reached a record high for the quarter, up 7.5% versus the year ago period, and operating profit increased 14%, also to a new record.

In the U.S., consumer takeaway of Colgate’s products outpaced category growth in the second quarter 2003. Colgate’s leadership of the U.S. toothpaste market expanded during the quarter with its national ACNielsen market share at 34.5% for the second quarter, up almost two full share points from the year ago period. Colgate Total, the individual brand leader in the U.S. toothpaste market, continues to advance achieving record shares in the first half of 2003. New products driving growth include Colgate Simply White and Colgate Simply White Night at-home tooth whitening gels, Colgate Total Plus Whitening and Colgate Herbal White toothpastes, Softsoap Aromatherapy body wash and liquid hand soap, Palmolive Aromatherapy dishwashing liquid and Mennen Speed Stick 24/7 deodorant.

Latest introductions arriving on U.S. store shelves now are Palmolive Dish Wipes, the first of its kind dish wipe in the category, and Colgate Total Advanced Fresh toothpaste clinically proven to provide 12 hour fresh breath protection along with all of the therapeutic benefits consumers expect from Colgate Total.

Latin America (22% of Company Sales)

Latin American unit volume grew 2.0% in the second quarter, as expected, despite macro-economic and currency problems throughout the region. Strong volume gains in Chile, Ecuador, Mexico, Peru and Central America were partially offset by volume declines in Argentina and Colombia due to economic slowdowns in those countries. Dollar sales and dollar operating profit declined 7.5% and 11%, respectively, reflecting currency weakness in the region. Excluding foreign exchange, sales rose 10% and operating profit increased 6%.

Colgate continues to expand its already strong Oral Care leadership in Latin America with toothpaste shares for the region at an all-time high. Recent introductions contributing to growth include Colgate Total Plus Whitening, Colgate Fresh Confidence Extreme Gel, Colgate Triple Action and Colgate Herbal White toothpastes, and Colgate Active Angle, Colgate Motion Kids and Colgate Extra Clean toothbrushes. Colgate Simply White at-home tooth whitening gel was recently launched in Mexico and Panama and early sales have already exceeded expectations. Standouts driving growth in other categories are Protex Herbal anti-bacterial soap, Caprice Color Protection and Caprice Anti-dandruff shampoos, and Ajax Baking Soda and Citrus and Fabuloso Baby Scent liquid cleaners.

Europe (24% of Company Sales)

Colgate Europe achieved 2.0% unit volume growth in the second quarter. Greece, Nordic Group, Spain, United Kingdom, Hungary, Russia, Adria, Turkey and Ukraine each contributed strong volume gains more than offsetting volume declines in Germany, which experienced very poor economic conditions and negative GDP growth in the period. Dollar sales in Europe rose 18.0%, reflecting the combination of volume growth and favorable foreign exchange. Dollar operating profit increased 29% and operating profit in local currencies increased 11%.

In Western Europe, successful new products gaining market share include Colgate Sensitive, Colgate Total Plus Whitening and Colgate Triple Action toothpastes, Palmolive Aromatherapy Sensual scent shower gel and bath foam, Palmolive Aromatherapy bar soap, Palmolive Oxygen dishwashing liquid, Ajax Minerals all-purpose cleaners and Soupline Water Petals fabric conditioner.

New products driving growth throughout Central Europe and Russia include Colgate Triple Action, Colgate Total Plus Whitening and Colgate Herbal White toothpastes, Colgate Active Angle and Colgate Extra Clean toothbrushes, and Palmolive Aromatherapy shower gel and bath foam.

Asia/Africa (17% of Company Sales)

Asia/Africa unit volume grew 6.0% in the second quarter. Healthy volume increases were achieved by Australia, China, Hong Kong, Malaysia, Morocco, New Zealand, Philippines, Senegal, South Africa, Thailand and Vietnam. Dollar sales grew 11.5% in the second quarter, and dollar operating profit increased 21% to an all-time record level. Excluding the impact of exchange, second quarter sales rose 4% and operating profit increased 14%.

Successful new products driving Oral Care growth in the region include Colgate Herbal and Colgate Herbal White toothpastes, Colgate Navigator Plus and Colgate Premier Ultra toothbrushes and the continued rollout of Colgate Simply White at-home tooth whitening gel in Hong Kong, the South Pacific and now China, where it is scheduled to reach over 900 retail outlets during 3rd quarter 2003. Other new products gaining market share in key categories are Palmolive Aromatherapy shower gel and talc, Protex Herbal soap, Softlan Jasmine scent fabric conditioner and Palmolive Naturals shampoo.

Hill’s Pet Nutrition (13% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, the world leader in premium pet food. Dollar sales increased 11.5% and unit volume grew 4.5% in the second quarter. Hill’s achieved strong volume and market share gains during the quarter, both domestically and internationally. Dollar operating profit increased 5% after record levels of commercial and media investment during the quarter and on top of a very strong performance in the year ago period. Excluding foreign exchange, sales rose 7% and operating profit increased 1% in the quarter. In the first half, Hill’s sales and operating profit excluding exchange rose 8% and 10%, respectively.

Hill’s increased consumption of Science Diet and Prescription Diet in the U.S. specialty retail channel, where its growth continues to outpace category growth. Hill’s Science Diet Nature’s Best continues to contribute incremental volume and market share gains, supported with targeted promotional and media spending during the quarter. Other innovative new products recently announced for launch in the second half 2003 are Science Diet Advanced Protection, a diet shown to increase vitality and alertness in cats and dogs, and Prescription Diet m/d, a low carbohydrate diet clinically proven to alter metabolism for effective weight loss in cats.

Internationally, Australia, Belgium, France, Greece, Hong Kong, South Korea, Spain, Switzerland and Russia each contributed strong volume gains in the second quarter. The strong international results were driven by the launch of Nature’s Best across Europe, which was supported by heavy promotional spending during the quarter including high quality merchandising materials and effective in-store displays.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Household Surface Care, Fabric Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s website at www.colgate.com.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2002) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s website on the internet at www.colgate.com.

(See attached tables for second quarter results.)

Colgate-Palmolive Company Condensed Consolidated Statements of Income

For the three months and six months ended June 30, 2003 and 2002

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	Second Quarter		First Half
	2003	2002	2003	2002

Net Sales	$2,458.6	$2,297.0	$4,807.0	$4,492.2

Cost of Sales	1,105.8	1,053.0	2,156.0	2,045.4

Gross Profit	1,352.8	1,244.0	2,651.0	2,446.8

Gross Profit Margin	55.0%	54.2%	55.1%	54.5%

Selling, General & Administrative Expenses	795.3	726.2	1,583.0	1,468.3

Operating Profit	557.5	517.8	1,068.0	978.5

Operating Profit Margin	22.7%	22.5%	22.2%	21.8%

Net Interest Expense	31.3	37.1	65.3	72.0

Income Before Income Taxes	526.2	480.7	1,002.7	906.5

Provision for Income Taxes	166.4	153.7	318.9	289.8

Effective Tax Rate	31.6%	32.0%	31.8%	32.0%

Net Income	359.8	327.0	683.8	616.7

Net Earnings Per Common Share

Basic	$.66	$.59	$1.25	$1.11

Diluted	$.62	$.55	$1.18	$1.04

Average Common Shares Outstanding

Basic	538.0	545.0	537.6	547.1

Diluted	580.6	591.8	580.0	594.5

Colgate-Palmolive Company Condensed Consolidated Balance Sheets

As of June 30, 2003, December 31, 2002 and June 30, 2002

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	June 30, 2003	December 31, 2002	June 30, 2002
Cash and marketable securities	$226.1	$177.5	$255.4
Accounts receivable, net	1,196.0	1,145.4	1,164.6
Inventories	770.9	671.7	713.5
Other current assets	250.0	233.5	224.1
Property, plant and equipment, net	2,517.5	2,491.3	2,456.7
Other assets, including goodwill and intangibles	2,466.2	2,367.8	2,319.9

Total assets	$7,426.7	$7,087.2	$7,134.2

Total debt	3,459.3	3,603.9	3,773.7
Other current liabilities	1,861.9	1,755.6	1,677.7
Other non-current liabilities	1,391.9	1,377.4	1,210.2
Total shareholders’ equity	713.6	350.3	472.6

Total liabilities and shareholders’ equity	$7,426.7	$7,087.2	$7,134.2

Supplemental Balance Sheet Information:
Debt less cash and marketable securities	$3,233.2	$3,426.4	$3,518.3
Working capital % of sales	3.6%	3.2%	4.6%
After-tax return on capital	35.9%	34.6%	32.1%

Colgate-Palmolive Company Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2003 and 2002

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2003	2002
Operating Activities:
Net income	$683.8	$616.7
Depreciation and amortization	153.6	145.2
Voluntary contributions to benefit plans	(63.1)	(50.0)
Deferred income taxes	(1.0)	(14.6)
Changes in:
Accounts receivable	(9.3)	(5.0)
Inventories	(73.1)	(41.6)
Accounts payable and other accruals	8.2	12.9
Other non-current assets and liabilities	31.2	(14.5)

Net cash provided by operations	730.3	649.1

Investing Activities:
Capital expenditures	(121.2)	(121.6)
Other investing activities	45.4	(21.8)

Net cash used in investing activities	(75.8)	(143.4)

Financing Activities:
(Payments on) proceeds from debt issuances	(196.5)	390.5
Dividends paid	(237.0)	(207.8)
Purchases of treasury shares	(235.8)	(648.4)
Other	63.7	33.7

Net cash used in financing activities	(605.6)	(432.0)

Effect of exchange rate changes on cash and cash equivalents	2.4	1.0

Net increase in cash and cash equivalents	51.3	74.7
Cash and cash equivalents at beginning of period	167.9	172.7

Cash and cash equivalents at end of period	$219.2	$247.4

Supplemental Cash Flow Information:
Free cash flow before dividends (net cash provided by operations less capital expenditures)	$609.1	$527.5